Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
147,791 Square Foot Shopping Center in Alexander City, Alabama

•	Acquisition marks Wheeler’s entrance into Alabama

•	Property is 98.3% leased, with over 90% of the gross leasable area occupied by national retailers

Virginia Beach, VA – April 2, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has closed on the acquisition of Alex City Marketplace (“Alex City” or the “Property”) for approximately $10.25 million, or $69.35 per leasable square foot. Wheeler utilized capital from the recent equity offering in combination with debt to pay for the Property.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Alex City will be the Company’s first property in Alabama and is considered by the local residents to be the premier community shopping center in the area. We see additional opportunities to increase the value of the Property, which include possible shop expansions and outparcel development. We view Alex City as a great example of the Company’s acquisition focus of ‘necessity-based’ properties, located in strong secondary and tertiary markets that are acquired under favorable terms with solid NOIs. We are excited to include Alex City in our portfolio and to expand Wheeler’s geographic footprint into the state of Alabama.”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Alex City Marketplace located in Alexander City, Alabama (photo above).

Alex City Marketplace – Alexander City, Alabama
Alex City is a 147,791 square foot grocery-anchored shopping center located in Alexander City, Alabama. The shopping center is located on US Route 280, which averages 26,050 vehicles per day and is a 392-mile roadway that runs from Bryan County, Georgia to Birmingham, Alabama.

Alex City is the dominant shopping center in the community and is anchored by the area’s leading grocery store, Winn-Dixie. The shopping center was built in 1995, and was renovated in 2001. The Property is 98.3% leased to nationally and regionally known merchants that include Dollar Tree, Goody’s, Domino’s Pizza, Verizon Wireless, Advance America, Subway, and Cato Fashion.

Location / Demographic Information
Alexander City is a city in Tallapoosa County, Alabama and has a population of approximately 14,875. The city is centrally located between Birmingham, Columbus and Montgomery and is approximately 40 miles northwest of Auburn, Alabama.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated profitability of the Property, the anticipated increase in value of the Property, and anticipated improvements to the Property are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com